UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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On August 9, 2023, Thomas X. Geisel, President and Chief Executive Officer of Republic First Bancorp, Inc. (the “Company”), was quoted in the following NJBIZ article:

Amid reignited proxy fight, Republic First CEO defends strategy, direction

NJBIZ

By Matthew Fazelpoor

August 9, 2023

Thomas Geisel was named president and CEO of Republic First Bank in December, succeeding founder and interim CEO Harry Madonna, and appointed to its board of directors amid an ongoing takeover battle. His assessment of that tenure is blunt. “It’s been, to say the least, very busy,” he told NJBIZ in a recent interview.

“I’m excited to be part of the Republic First team at this critical moment. We believe that the company has excellent opportunities to better serve our customers and create increased value for shareholders by focusing on strengthening the bank’s foundation and re-orienting our business strategy,” Geisel said in December. “In doing so, we will leverage the strengths of the brand and create a diverse and digitally fluent commercial bank that provides an exceptional client and colleague experience. I look forward to working closely with the management team and all our colleagues to improve financial results and drive greater success.”

The well-documented proxy fight included a heated back-and-forth between the bank’s leadership and an activist investor group led by South Jersey powerbroker George Norcross – the Norcross Braca Group.

And, certainly, things have been as busy as Geisel, who previously served as president of corporate banking, at Webster Bank, stressed to NJBIZ.

In March, Republic announced a planned $125 million capital raise with Castle Creek Capital and Cohen Private Ventures, which was paused in May and later terminated in July. The board said it decided to wait for market conditions to stabilize, adding that it believed it had an adequate capital position and pointed to other strategic initiatives such as winding down its New York City commercial lending and mortgage origination business.

“The actions we have taken – and will continue to take – are laying the foundation for a more efficient, profitable business that can create enhanced value for all shareholders and stakeholders,” Geisel said in May when Republic announced the pause. “While recent initiatives are already having a positive impact, they are just the first steps in our strategic realignment of the bank. We remain focused on taking actions to preserve the bank’s capital, strengthen our core business, and position us to identify additional investor commitments at the right time on the right terms. Protecting Republic’s valued shareholders from excessive and unnecessary dilution is very important to us.”

That led to immediate backlash from the Norcross Braca Group, which questioned the decision to pause the capital raise and announced they would resume their fight for control of Republic First.

“We believe it is clear that Harry Madonna, Andrew Cohen, Lisa Jacobs and Harris Wildstein mismanaged Republic First for years and shareholders are now paying the price for their recklessness and unwillingness to simply do what is right: give up control and get out of the way,” Greg Braca said in May. “Recent inaction and failure to raise badly needed capital only proves to us these four legacy directors care more about their personal interests than they do about Republic First and its future. If they won’t do anything to protect shareholders, we will continue our effort to do so.”

On June 1, Cohen, the chief investment officer and co-founder of Cohen Private Ventures, took over as chairman of Republic’s board, which he joined in 2017.

And later in June, perhaps the most notable development, an annual shareholder meeting was finally announced after a two-year delay. It is set to be held on Oct. 5, and will include a vote on three of eight directors.

“Hopefully, this annual meeting actually happens and the leadership of Republic First doesn’t try to use some sort of gimmick to protect themselves, as they have done before,” Braca said in June. “If it is held, we expect to take the opportunity to put forth candidates that can help save the company from the slow rolling mismanagement disaster and personal enrichment we’ve seen under the leadership of Harry Madonna, Andrew Cohen, the two board members who face shareholders, Benjamin Duster and Peter Bartholow and their handpicked CEO, Tom Geisel.”

The Norcross Braca Group announced in July that they were nominating Braca, Daniel Hilferty, and Mary Pat Christie to stand election to the board.

‘Some difficult times’

Last month, Geisel and Cohen sent a letter to shareholders that “explains the challenges Republic has faced, details the elements of the strategy being executed by the new management team and overseen by a refreshed board, and highlights the significant opportunities the company has to deliver long-term value.”

“As noted, Republic has been through some difficult times. These include former leadership’s ill-advised expansion of the bank’s physical footprint and building of long-term fixed-rate residential loan and bond portfolios during a period of historically low interest rates. The former executive team also failed to maintain appropriate internal controls related to a system’s conversion in June 2022, leading to delays with our audits and financial reports,” Geisel and Cohen wrote to shareholders. “Unfortunately, these delays have prevented us from holding a 2022 Annual Meeting of Shareholders, which is now scheduled for October of this year. We have also faced distracting public campaigns from two different activist investors, a management transition and incessant litigation. At the same time, the credit markets tightened, interest rates rose rapidly and depositors became worried about the safety of regional and community banks across the country. This has resulted in a once-in-a-generation dislocation in the sector.

“By detailing these headwinds, we are being transparent with you about the challenges that exist,” they added. “Make no mistake, we are neither discouraged nor overwhelmed by these challenges. We have been tackling them head-on.”

The leadership noted a series of steps to make Republic stronger, including:

●	Board refreshment and the election of a shareholder-aligned chairman
●	Winding down non-core business lines
●	Improving operational inefficiencies
●	Exploring ways to leverage its real estate
●	Working to increase deposits and stabilize and shrink the balance sheet
●	Strengthening franchise value in the Metro Philadelphia and South Jersey markets
●	Better use of technology to support customers and more

“Our new management team and refreshed board are driving a value-enhancing strategic plan to grow profitability. We are also strengthening internal controls and working to file our overdue financial reports,” Geisel and Cohen added. “While the group led by George E. Norcross, III continues to lob distracting and baseless criticisms at the company and file costly lawsuits – in addition to now launching a proxy fight to take over nearly 40% of the board – remain focused on moving forward rather than re-litigating the past.”

That shareholder letter and termination of the capital raise once again drew a heated response from the Norcross Braca side.

“No matter what rhetorical games Andrew Cohen and Tom Geisel want to play, the facts can’t be changed: Republic First is far less well capitalized than peers, it is reducing services and branches and ceasing payments on debt and preferred stock – clear signs it is concerned about capital levels – and its board and management have no credible plan to turn things around,” Braca said last month. “That’s why it’s so important new leadership is elected to the board at October’s annual meeting.

One-on-one with Geisel

In that context, NJBIZ recently caught up with Geisel as he discussed the state of play at Republic and defended the company’s strategic vision and direction under his leadership.

Geisel stressed that there were structural and cultural reforms urgently needed when he came on board in December and noted that certain things were going to take time to fix, such as restructuring the securities portfolio and cleaning up the balance sheet.

“That is the approach we’ve taken,” Geisel told NJBIZ. “Some of these things can’t be changed because there are no silver bullets. And some of these things just are going to take time. And the securities portfolio is one of them. You can’t change that unless you have extraordinarily large amounts of capital based on where the market is right and/or time. So, some things are just going to take some time.”

On the termination of the capital raise, Geisel pointed to timing.

“We had once-in-a-generation industry dislocation,” said Geisel. “And that happened less than 24 hours after we announced our deal.”

“We just felt like that since the market and the industry changed so much since the time that we signed that deal – and it wasn’t reverting back anytime soon – it made sense for us to terminate the capital raise and continue to execute on our plan,” said Geisel. “Now, the good news is our plan was put in place and is executable without capital. Capital is a good thing, don’t get me wrong. Capital gives you optionality. And it allows you to move faster. But when we put our plan together, we put it together utilizing the amount of capital that we have on hand – not what we might get in the future.”

Geisel said he will always be transparent with shareholders, including about the company’s challenges as well as its plans for the future.

“My philosophy is – treat your shareholders and your clients just like you would expect to be treated,” he explained. “And create an environment that you’re trying to create within the organization. So, that’s the culture that we’re trying to create in this organization.”

When asked about the criticisms from the Norcross Braca side, Geisel said he tries to not think about how somebody responds to something he and his team are doing.

“If it’s something where I think I can get some tangible, good information from that will help me run the business better, I’m open to listening,” he said. “But, if it’s just criticism, I’m going to move on.”

Geisel referenced President Teddy Roosevelt’s “The Man in the Arena” speech.

“It’s a really long speech. But the bottom line is, it’s not the critic who counts. The credit goes to the man who’s actually in the arena there every day getting his hands dirty, and trying to make things happen,” said Geisel. “Not the people who critique what that person’s doing. So, I try to live my life by that and try to run the business by that.”

On the issue of the long-delayed shareholder meeting, Geisel stressed its importance – as well as the filing of financial statements.

“And we would not have been in a position to be able to file the financial statements we’ve had, if we didn’t have the financial leadership of Mike Harrington (who joined Republic First as chief financial officer in December when Geisel came on board) and the team that we’ve been able to build,” said Geisel. “Once we file a 10-K, that means we will be through a very tumultuous period of an audit with the company. And I think that’s very important.”

As for the board elections that will be held at that meeting?

“From our perspective, at the end of the day, it’s the shareholders who get to decide,” said Geisel.

Geisel said the goal for the rest of 2023 is to continue doing what they have been doing and executing the plan he and his team have put into place.

“This is a blocking-and-tackling business right now for us at Republic First,” said Geisel. “It’s every-day executing. Right now, it’s not so much the strategy. I think we have the right strategy in place. There’s always tweaks to strategy. But now the focus is on execution. So, we will be relentlessly focused on the execution of our strategy.”

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.